Exhibit 99.1

Daseke Reports Results for First-Quarter 2023 and Updates 2023 Outlook

Executed asset-right strategy, generated 4.1% growth in company loads and improved utilization

Reduced $50 million of total debt and redeemed $20 million of preferred shares, improving financial leverage and providing immediate accretion to common stockholders

Subsequent to Quarter End, Daseke Advanced its Capital Allocation Priorities

•
Reduced term-loan balance with $50.0 million of cash on hand, decreasing future interest expense
•
Redeemed all Series B-1 shares (13% dividend rate) with $20.3 million of cash on hand, reducing future cash dividends
•
Maintained significant total available pro forma liquidity of $195.6 million, including cash balance of $91.0 million and $104.6 million available under revolving credit facility, as of March 31, 2023

First-Quarter 2023 Highlights (comparisons to first-quarter 2022)

•
Cash flows from operating activities and Free Cash Flow increased to $31.0 million and $33.7 million
•
Revenue of $399.8 million, a 5.0% decrease, including Specialized Solutions segment revenue growth of 1.8% to $230.7 million
•
Net income of $0.5 million, or $0.05 loss per diluted share attributable to common stockholders (EPS loss), compared to $13.0 million, or $0.18 earnings per diluted share attributable to common stockholders (EPS)
o
Approximately $0.19 of comparative period decline was related to dividends associated with preferred shares issued in November of 2022, prior-year quarter expiration of warrants, which resulted in a $4.7 million gain in the prior-year quarter, and increased interest expense, net of interest income
•
Adjusted net income of $8.3 million, or $0.12 Adjusted EPS
•
Pro forma for the recent term-loan repayment and Series B-1 redemption, net income of $1.1 million, or $0.02 EPS loss, Adjusted net income of $9.1 million, or Adjusted EPS of $0.15
•
Adjusted EBITDA of $46.8 million

Addison, Texas – May 9, 2023 – Daseke, Inc. (NASDAQ: DSKE) (Daseke or, the Company), the premier North American transportation solutions specialist dedicated to servicing challenging industrial end markets, today reported financial results for the first quarter ended March 31, 2023 and provided an update to its 2023 outlook.

Management Commentary

Jonathan Shepko, Chief Executive Officer of Daseke commented, “Despite an industry-wide decline in freight rates and rising interest rates that pressured earnings in the first quarter of 2023, the fundamental performance of the Company, as demonstrated by improvements to operational metrics and Adjusted EBITDA, was solid. In fact, in the first quarter we delivered the second-best first quarter in our Company’s history. We purposefully shifted freight in favor of our higher-margin company-truck fleets, allocated higher-rate loads to our asset-based fleet, and increased company loads by 4.1% versus the prior-year quarter, while also increasing both the total number and overall utilization of our company-owned tractors. Our Flatbed Solutions segment emphasized productivity, improving average length of haul and reducing deadhead to offset a softer-than-forecast rate environment, resulting in increased Adjusted EBITDA margin as compared to each of the prior-year and sequential quarters. While some of our geographies and end markets continued to show signs of slowing, many of our Specialized Solutions segment end markets have been resilient."

Shepko continued, "Earlier this year, we announced our capital allocation priorities, and in keeping with these commitments, we recently completed specific actions designed to enhance the strength of our balance sheet, using $70 million of cash on hand for the reduction of debt and the redemption of the class of preferred shares with the highest dividend obligation. These decisive steps deliver immediate accretion to common stockholders, adding approximately $0.11 of annualized earnings per share. We will continue evaluating opportunities for additional, outsized repayments to reduce gross leverage.”

"Looking ahead into the remainder of 2023, we expect freight market conditions to remain challenging, without clear visibility into the timing and magnitude of a recovery in the broader economy. We do not expect to see the seasonal up-tick characteristic of the spring and summer months. If this expectation prevails, we anticipate full-year 2023 performance to be lower than our initial outlook, with Adjusted EBITDA likely to range between $210 million and $220 million for the year, and reduced net capital expenditure guidance of $135 million to $145 million. We believe these revisions are generally consistent with the recalibrations announced by most of our truckload peers this quarter. That said, we are making progress in our One Daseke initiatives, and investing in our equipment and technology, while continuing cost and revenue optimization initiatives across the organization. In addition to providing downside mitigation, more importantly, these initiatives will ensure we are better positioned to outperform during the recovery cycle.”

2023 Updated Outlook

•
Adjusted EBITDA of $210 million to $220 million
•
Capital expenditures, net of property and equipment sales, $135 million to $145 million

First-quarter 2023 Consolidated Financial Results (comparisons to first-quarter 2022)

Total revenue in the first quarter of 2023 ("current-year quarter") was $399.8 million compared to $421.0 million in the first quarter of 2022 ("prior-year quarter") primarily due to the deceleration in freight rates across the transportation industry. As compared to the prior-year quarter, rate per mile decreased $0.16, or 5.4%, to $2.80. During the first quarter of 2023, Daseke invested in additional company-owned tractors, expanded the company-driver team, and strategically prioritized loads on the company-owned fleet. These additions delivered a $4.3 million increase in company-freight revenue and a 9.8% increase in company miles driven to 56.9 million. Strong commercial efforts in the quarter captured $3.8 million of incremental logistics revenue. Revenue gains in company-freight, logistics, and fuel surcharge were more than offset by declines in owner-operator freight revenue and brokerage revenue, due to Daseke's intentional shift toward loading the company-owned fleet and compounded by the macro trend of lower available freight volumes. Total miles driven increased 0.6% to 97.2 million, as an increase in company miles more than offset a decline in owner-operator miles.

Operating expenses were $387.9 million in the first quarter of 2023, reflecting a $14.9 million improvement primarily due to lower purchased freight and insurance claims expenses, partially offset by increases in salaries, wages, and employee benefits, as well as operations and maintenance expenses. Purchased freight expense decreased with the reduction in owner-operator miles and brokerage revenue; while salaries, wages and employee benefits expense increased due to incremental driver compensation, headcount, and stock compensation; and operations and maintenance expense increased primarily due to inflation in repair and tire costs, and pilot car costs. The decline in total revenue outpaced the improvement in operating expenses in the current-year quarter and resulted in a Company operating ratio (OR) of 97.0%, compared to 95.7% in the first quarter of 2022. The increase in OR was predominantly attributable to Flatbed Solutions segment results, as the impact of this segment's revenue reduction and operating expense increase negated the contribution from the Specialized Solutions segment. Income from operations in the first quarter of 2023 was $11.9 million, compared to $18.2 million in the prior-year quarter, as the decline in total revenue exceeded the reduction in operating expenses. In the current-year quarter, Adjusted operating ratio (Adjusted OR, defined as Adjusted operating expenses, net of fuel surcharge, as a percentage of Net revenue) was 93.4%.

Net income for the first quarter of 2023 was $0.5 million, and after consideration of the Series A and Series B preferred stock dividends, net loss attributable to common stockholders was $2.2 million, or $0.05 of EPS loss, compared to the prior-year quarter net income of $13.0 million and net income attributable to common stockholders of $11.7 million, or $0.18 of EPS. As compared to the prior-year quarter, $7.2 million of the net income decrease related to incremental net-interest expense and the expiration of warrants in the prior-year quarter that did not recur. The $4.1 million of incremental net-interest expense resulted from rising floating interest rates, as the Company's debt balance was nearly equal to the prior-year quarter. In the prior-year quarter, the Company recognized a $4.7 million gain on the expiration of warrants. With regard to EPS, approximately $0.19 of comparative period decline related to the increased net-interest expense and the expiration of warrants mentioned above, as well as $1.5 million in cash dividends associated with Series B preferred shares issued in November of 2022. Adjusted primarily for stock-based compensation and business transformation expenses, in the current-year quarter, Adjusted net income was $8.3 million and Adjusted net income attributable to common stockholders was $5.6 million, or $0.12 of Adjusted EPS, compared to $17.1 million of Adjusted net income and $16.9 million of Adjusted net income attributable to common stockholders, or $0.24 of Adjusted EPS. In the first quarter of 2023, the Company reported Adjusted EBITDA of $46.8 million, compared to $49.6 million.

First-quarter 2023 Segment Results (comparisons to first-quarter 2022)

Specialized Solutions Segment– During the first quarter of 2023, Specialized Solutions segment revenue increased 1.8% to $230.7 million, compared to $226.6 million in the prior-year period. Segment revenue growth resulted from strength in the agriculture and energy end markets and the contribution from the SJ Transportation acquisition, which was completed in the prior-year quarter, and was partially offset by declines primarily in the construction and manufacturing end markets. In the current-year quarter, company-freight revenue increased 0.6% due to a 5.0% increase in miles driven, partially offset by a 4.2% decrease in company rate per mile, while owner-operator freight revenue decreased 9.0% due to fewer miles driven, partially offset by an increase in the rate per mile associated with incremental high-security cargo loads. As compared to the prior-year quarter, Logistics revenue increased $3.8 million primarily due to strong commercial efforts to obtain incremental storage revenue generated through warehousing. Brokerage revenue slightly increased in the current-year quarter, primarily due to additional wind-energy projects. Overall, the Specialized Solutions segment reported approximately flat miles and realized an average rate per mile of $3.31.

Income from operations in the first quarter of 2023 was $8.7 million, compared to $8.8 million, as inflationary cost pressures, primarily expenses associated with revenue growth—such as driver compensation—as well as operations and maintenance expense, slightly outpaced revenue growth. Specialized Solutions segment OR in the first quarter of 2023 was 96.2% compared to 96.1%. In both the current-year quarter and prior-year quarter, Adjusted income from operations and Adjusted OR were $15.5 million and 92.4%, respectively. In the first quarter of 2023, net income decreased to $2.1 million, from $6.2 million in the prior-year quarter, primarily due to increased interest expense associated with rising interest rates. In the current-year quarter, Adjusted EBITDA increased slightly to $27.9 million, compared to $27.3 million.

Flatbed Solutions Segment– During the first quarter of 2023, Flatbed Solutions revenue was $169.1 million, compared to $194.4 million, with the year-over-year decline driven by a 9.3% degradation in rate per mile to $2.34. Flatbed Solutions segment increased the average length of haul by 5.3% year over year, and exited the current-period quarter with 1.6% lower deadhead than the exit rate in the prior-year quarter. Strength primarily in the manufacturing end market was more than offset by a decline in the steel and construction end markets. Company freight revenue increased 8.7% due to a 20.9% increase in miles driven, partially offset by a 10.1% decrease in the company rate per mile. Owner-operator freight decreased 15.7% due to decreases in miles driven and owner-operator rate per mile. In the current-year quarter, average company-owned tractors increased 19.3%, while average owner-operator tractors decreased 3.4%. Our asset-right strategy typically amplifies use of brokerage service in strong rate environments; accordingly, brokerage revenue decreased 43.1% in the current-year quarter.

Following the decline in revenue, income from operations in the first quarter of 2023 was $3.2 million, compared to $9.4 million. In the first quarter of 2023, Flatbed Solutions OR was 98.1%, compared to 95.2%, due to lower revenue combined with inflationary cost pressures in items such as operations and maintenance, and driver compensation, as well as ordinary costs associated with the 20.9% increase in miles driven. Adjusted income from operations in the first quarter of 2023 was $7.5 million, compared to $13.9 million. Adjusted OR was 94.8% in the first quarter of 2023, compared to 91.9%. Net loss was $1.6 million in the first quarter of 2023, compared to net income of $6.8 million, primarily due to increased interest expense associated with rising interest rates and incremental depreciation and amortization expenses. Adjusted EBITDA was $18.9 million, compared to $22.3 million.

Cash, Liquidity, and Capital Allocation Summary

As of March 31, 2023, Daseke reported cash and cash equivalents of $161.3 million, as well as $104.6 million available under its revolving credit facility, for total available liquidity of $265.9 million—a modest improvement compared to December 31, 2022. Total debt was $668.7 million as of March 31, 2023, approximately equal to the prior quarter end.

Subsequent to March 31, 2023, Daseke used $50.0 million of cash on hand to reduce the term-loan balance to $342.0 million, resulting in pro forma total debt of $618.7 million, effecting meaningful progress toward the previously stated long-term gross-leverage target of 1.5 to 2.0 times total debt to Adjusted EBITDA. Additionally, Daseke used $20.3 million of cash on hand to redeem all Series B-1 preferred shares that were then receiving 13% cash dividends. By removing these shares, the Company will no longer pay the associated $2.6 million in annual dividends. Pro forma for these transactions, EPS would have improved $0.03 in the first quarter of 2023. Pro forma for these transactions, total available liquidity was $195.6 million, including a cash and cash equivalents balance of $91.0 million and $104.6 million available under its revolving credit facility, as of March 31, 2023.

For the first quarter 2023, net cash provided by operating activities was $31.0 million, cash capital expenditures were $9.3 million, and cash proceeds from the sale of property and equipment were $12.0 million, resulting in Free Cash Flow of $33.7 million, reflecting improvement as compared to the prior-year quarter and supporting Daseke's debt reduction goal.

Conference Call

Daseke will hold a conference call today at 11:00 a.m. Eastern time to discuss its first-quarter 2023 results and provide an update to its 2023 outlook. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call, with accompanying presentation slides available on the Investors tab of the Company’s website at www.daseke.com. Participants are encouraged to join via a listen-only mode with this link: https://edge.media-server.com/mmc/p/jsphwmsp. A replay of the conference call will be available a few hours after the event on the Investors section of the Company’s website, under Events & Presentations. Presentation materials will also be posted at the time of the call at investor.daseke.com.

About Daseke, Inc.

Daseke, Inc. is the premier North American transportation solutions specialist dedicated to servicing challenging industrial end-markets. Daseke offers comprehensive, best-in-class services to a diversified portfolio of many of North America’s most respected industrial shippers. For more information, please visit www.daseke.com.

Segment Recast Information

During the fourth quarter of 2022, the Company began reporting segment results to its chief operating decision maker with intersegment revenues and expenses eliminated at the applicable reportable segment level, as well as corporate costs allocated to its two reportable segments, based upon respective reportable segment revenue. Previously, the Company had disclosed a corporate segment, which was not an operating segment and included acquisition transaction expenses, corporate salaries, interest expense, and other corporate administrative expenses and intersegment eliminations. As a result of this change, the Company has presented segment results recast for the three months ended March 31, 2022 in this news release. In addition, in the Reportable Segments Note in its upcoming Quarterly Report on Form 10-Q, the Company will present recast prior period segment results to reflect the allocated corporate and intersegment costs.

Pro Forma Adjustments

All figures indicated as pro forma net income, pro forma EPS loss, pro forma Adjusted Net Income and pro forma Adjusted EPS in this news release give effect to (1) the Series B-1 redemption as though it had occurred on December 31, 2022, thereby reducing Series B preferred dividends by approximately $0.7 million for the three months ended March 31, 2023 and (2) the $50.0 million term loan prepayment as though it had occurred on December 31, 2022, thereby reducing interest expense by approximately $1.1 million, increasing income taxes by $0.5 million, thus increasing net income by $0.6 million for the three months ended March 31, 2023.

All figures indicated as total available pro forma liquidity, pro forma total debt, pro forma total cash and cash equivalents in this news release give effect to the term loan prepayment and Series B-1 redemption as though they had occurred on March 31, 2023.

Use of Non-GAAP Measures

This news release includes non-GAAP financial measures for the Company and its reporting segments, including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted income from operations, Adjusted net income (loss), Adjusted net income (loss) attributable to common stockholders, Adjusted EPS, Adjusted Operating Ratio, Free Cash Flow, and Net revenue.

Please note that the non-GAAP measures described below are not a substitute for, or more meaningful than, net income (loss), net income (loss) margin, income from operations, net income (loss) attributable to common stockholders, EPS, operating ratio, cash flows from operating activities, revenue, or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure, and the historic costs of depreciable assets. Also, other companies in Daseke’s industry may define these non‐GAAP measures differently than Daseke does, and as a result, it may be difficult to use these non‐GAAP measures to compare the performance of those companies to Daseke’s performance. Because of these limitations, these non-GAAP measures should not be considered a measure of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business. Daseke’s management compensates for these limitations by relying primarily on Daseke’s GAAP results and using these non-GAAP measures supplementally.

The reconciliation of these non‐GAAP measures to the nearest comparable GAAP measures are found in the tables below.

Adjusted EBITDA and Adjusted EBITDA margin

Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, net, (iii) income taxes, and (iv) other material items that management believes do not reflect our core operating performance. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenue.

Previously, the Company defined Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue. However, the Company revised the definition in order to remove the impact of fuel surcharge revenues, which is often volatile and eliminating the impact of this source of revenue affords a more consistent basis for comparing Adjusted EBITDA margin between periods. The comparative period was also adjusted based on the revised definition. See following tables for net income (loss) margin and Adjusted EBITDA margin for the three and twelve months ended December 31, 2022 using the revised definition.

We have not reconciled non‐GAAP forward-looking measures to their corresponding GAAP measures because certain items that impact these measures are unavailable or cannot be reasonably predicted without unreasonable efforts. In particular, we have not reconciled our expectations as to forward-looking Adjusted EBITDA to net income due to the difficulty in making an accurate projection as to stock-based compensation expense. Stock-based compensation expense is affected by future hiring, turnover, and retention needs, as well as the future fair market value of our common stock and performance stock units. In addition, many of our performance stock units are classified as liabilities which vest upon the achievement of specific performance-based conditions related to the Company’s financial performance over a three-year period, modified based on the Company’s relative total stockholder return, all of which is difficult to predict and require quarterly adjustments to their fair value performed by outside specialists. The actual amount of the excluded stock-based compensation expense will have a significant impact on our GAAP net income; accordingly, a reconciliation of forward-looking Adjusted EBITDA to net income is not available without unreasonable efforts.

The Company’s board of directors and executive management team use Adjusted EBITDA and Adjusted EBITDA margin as key measures of its performance and for business planning. Adjusted EBITDA and Adjusted EBITDA margin assist them in comparing the Company’s operating performance over various reporting periods on a consistent basis because they remove from the Company’s operating results the impact of items that, in their opinion, do not reflect the Company’s core operating performance. Adjusted EBITDA and Adjusted EBITDA margin also allow the Company to more effectively evaluate its operating performance by comparing the results of operations against its peers without regard to its or its peers’ financing method or capital structure. The Company’s method of computing Adjusted EBITDA is substantially consistent with that used in its debt covenants and is also routinely reviewed by its executive management for that purpose. The Company believes its presentation of Adjusted EBITDA and Adjusted EBITDA margin is useful because it provides investors and industry analysts the same information that the Company uses internally for purposes of assessing its core operating performance.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) Attributable to Common Stockholders and Adjusted EPS

Daseke defines (i) Adjusted net income (loss) as net income (loss) adjusted for material items that management believes do not reflect our core operating performance, (ii) Adjusted net income (loss) attributable to common stockholders as the numerator for diluted EPS - adjusted net income available to common stockholders - two class method and (iii) Adjusted EPS as Adjusted net income (loss) available to common stockholders divided by the weighted average number of shares of common stock outstanding during the period under the two-class method.

The Company’s board of directors and executive management team use these measures as key measures of its performance and for business planning. These measures assist them in comparing its operating performance over various reporting periods on a consistent basis because it removes from operating results the impact of items that, in its opinion, do not reflect the Company’s core operating performance. The Company believes its presentation of these measures is useful because it provides investors and industry analysts the same information that it uses internally for purposes of assessing its core operating performance.

Adjusted Income (Loss) from Operations and Adjusted Operating Ratio

The Company uses Adjusted income (loss) from operations and Adjusted OR as a supplement to its GAAP results in evaluating certain aspects of its business, as described below. The Company defines Adjusted income (loss) from operations as (a) total revenue less (b) Adjusted operating expenses. The Company defines Adjusted operating expenses as total operating expenses, less material items that management believes do not reflect our core operating performance. The Company defines Adjusted OR as Adjusted operating expenses, less fuel surcharge revenue as a percentage of net revenue.

Previously, the Company defined Adjusted OR as Adjusted operating expenses as a percentage of total revenue. However, the Company revised the definition in order to remove the impact of fuel surcharge revenues, which is often volatile and eliminating the impact of this source of revenue affords a more consistent basis for comparing Adjusted OR between periods. The comparative period was also adjusted based on the revised definition. See following tables for Adjusted OR for the three and twelve months ended December 31, 2022 using the revised definition.

The Company’s board of directors and executive management team view these non-GAAP measures and their key drivers of revenue quality, growth, expense control, and operating efficiency as very important measures of the Company’s performance. These measures assist them in comparing the Company’s performance over various reporting periods on a consistent basis because they remove from operating results the impact of items that, in its opinion, do not reflect the Company’s core operating performance. The Company believes its presentation of these non-GAAP measures are useful because they provide investors and industry analysts the same information that it uses internally for purposes of assessing its core operating profitability. In addition, fuel surcharge revenue is often volatile and eliminating the impact of this source of revenue from Adjusted OR affords a more consistent basis for comparing this ratio between periods.

Free Cash Flow

Daseke defines Free Cash Flow as net cash provided by operating activities less purchases of property and equipment, plus proceeds from sale of property and equipment, as such amounts are shown on the face of the Statements of Cash Flows.

The Company’s board of directors and executive management team use Free Cash Flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations, and make additional investments. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce debt, make strategic investments, and repurchase stock.

Net Revenue

Daseke defines Net revenue as revenue less fuel surcharge (FSC). The Company’s board of directors and executive management team use Net revenue to help assess the Company’s revenue excluding the impact of fuel surcharge, which often fluctuates with fuel cost. The Company believes that the presentation of Net revenue is useful to investors because fuel surcharge is often volatile and eliminating the impact of this source of revenue affords a more consistent basis for comparing its revenue between periods.

Management’s View of Core Operating Performance

In the non-GAAP measures discussed above, management refers to certain material items that management believes do not reflect the Company’s core operating performance, which management believes represents its performance in the ordinary, ongoing and customary course of its operations. Management views the Company’s core operating performance as its operating results excluding the impact of items including, but not limited to, stock-based compensation, impairments, amortization of intangible assets, restructuring and business transformation costs, severance, and all income and expenses related to the Aveda Transportation and Energy Services (Aveda) business. Management believes excluding these items enables investors to evaluate more clearly and consistently the Company’s core operating performance in the same manner that management evaluates its core operating performance.

Although Daseke ceased generating revenues from its Aveda business and completed the wind-down of Aveda operations in 2020, the Company continued to recognize certain income and expenses from the Aveda business in 2022 and 2023. Such income and expenses relate primarily to, but are not limited to, workers compensation claims and insurance proceeds. The impact of the Aveda business is not material or meaningful to a discussion of the Company’s operating results or financial condition. Accordingly, the income and expenses from the Aveda business are considered as items that management believes do not reflect core operating performance. Such income and expenses can be identified in the non-GAAP reconciliations under the adjustment called Aveda expenses, net and Aveda operating expenses, net.

Forward‐Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan,” “should,” “could,” “would,” “forecast,” “seek,” “target,” “predict,” and “potential,” the negative of these terms, or other comparable terminology. Projected financial information, including our guidance outlook, are forward-looking statements. Forward-looking statements may also include statements about the Company’s goals, business strategy and plans; the Company’s financial strategy, liquidity and capital required for its business strategy and plans; the Company’s competition and government regulations; general economic conditions; and the Company’s future operating results.

These forward-looking statements are based on information available as of the date of this release, and current expectations, forecasts, and assumptions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that the Company anticipates. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Readers are cautioned not to place undue reliance on the forward-looking statements.

Forward-looking statements are subject to risks and uncertainties (many of which are beyond our control) that could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, general economic and business risks, such as downturns in customers’ business cycles and recessionary economic cycles, changes in customers’ inventory levels and in the availability of funding for their working capital, disruptions in capital and credit markets, inflationary cost pressures and rising interest rates; the Company’s ability to adequately address downward pricing and other competitive pressures; the Company’s insurance or claims expense; driver shortages and increases in driver compensation or owner-operator contracted rates; fluctuations in the price or availability of diesel fuel; increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment; supply chain disruptions and constraints generally; seasonality and the impact of weather and other catastrophic events; the Company’s ability to secure the services of third-party capacity providers on competitive terms; loss of key personnel; a failure of the Company’s information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data or other security breach, or cybersecurity incidents; the Company’s ability to execute and realize all of the expected benefits of its integration, business improvement and comprehensive restructuring plans; the Company’s ability to realize all of the intended benefits from acquisitions or investments; the Company’s ability to complete divestitures successfully; the Company’s ability to generate sufficient cash to service all of the Company’s indebtedness and the Company’s ability to finance its capital requirements; changes in existing laws or regulations, including environmental and worker health safety laws and regulations and those relating to tax rates or taxes in general; the impact of governmental regulations and other governmental actions related to the Company and its operations; and litigation and governmental proceedings. Additional risks or uncertainties that are not currently known to us, that we currently deem to be immaterial, or that could apply to any company could also materially adversely affect our business, financial condition, or future results. For additional information regarding known material factors that could cause our actual results to differ from those expressed in forward-looking statements, please see Daseke’s filings with the Securities and Exchange Commission, available at www.sec.gov, including Daseke’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, particularly the section titled “Risk Factors”.

Investor Relations

Adrianne D. Griffin

Vice President, Investor Relations and Treasurer

(469) 626-6980

investors@daseke.com

DASEKE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

(Dollars in millions, except per share data)

	Three Months Ended
	March 31,
	2023	2022
Revenues:
Company freight	$160.3	$156.0
Owner operator freight	112.2	129.8
Brokerage	60.6	78.2
Logistics	15.2	11.4
Fuel surcharge	51.5	45.6
Total revenue	399.8	421.0

Operating expenses:
Salaries, wages and employee benefits	105.2	97.5
Fuel	35.6	35.1
Operations and maintenance	42.1	35.3
Purchased freight	144.4	171.6
Administrative	18.8	17.3
Taxes and licenses	3.8	3.6
Insurance and claims	16.7	23.4
Acquisition-related transaction expenses	0.4	1.4
Depreciation and amortization	25.1	21.6
Gain on disposition of property and equipment	(5.2)	(4.6)
Restructuring charges	1.0	0.6
Total operating expenses	387.9	402.8
Income from operations	11.9	18.2

Other expense (income):
Interest income	(1.4)	(0.1)
Interest expense	12.6	7.1
Change in fair value of warrant liability	—	(4.7)
Other	(0.2)	(0.5)
Total other expense	11.0	1.8

Income before income taxes	0.9	16.4
Income tax expense	0.4	3.4
Net income	0.5	13.0
Other comprehensive loss:
Foreign currency translation adjustments	(0.1)	1.1
Comprehensive income	$0.4	$14.1

Net income	$0.5	$13.0
Less dividends to Series A convertible preferred stockholders	(1.2)	(1.2)
Less dividends to Series B perpetual preferred stockholders	(1.5)	—
Net income (loss) attributable to common stockholders	$(2.2)	$11.8
Earnings (loss) per common share:
Basic	$(0.05)	$0.19
Diluted	$(0.05)	$0.18
Weighted-average common shares outstanding:
Basic	45,143,654	62,891,317
Diluted	45,143,654	65,433,575
Dividends declared per Series A convertible preferred share	$1.91	$1.91
Dividends declared per Series B perpetual preferred share	$21.94	$—

DASEKE, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share data)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$161.3	$153.4
Accounts receivable, net of allowance of $1.8 and $2.3 at March 31, 2023 and December 31, 2022, respectively	175.3	179.0
Drivers’ advances and other receivables	7.7	7.9
Other current assets	35.6	37.9
Total current assets	379.9	378.2

Property and equipment, net	493.5	488.3
Intangible assets, net	79.1	80.6
Goodwill	137.3	137.3
Right-of-use assets	105.1	107.6
Other non-current assets	2.9	3.4
Total assets	$1,197.8	$1,195.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18.3	$14.7
Accrued expenses and other liabilities	46.3	44.9
Accrued payroll, benefits and related taxes	27.0	30.8
Accrued insurance and claims	41.1	40.6
Current portion of long-term debt	80.8	78.4
Current operating lease liabilities	34.7	34.4
Total current liabilities	248.2	243.8

Line of credit	—	—
Long-term debt, net of current portion	581.8	582.3
Deferred tax liabilities	95.9	95.0
Non-current operating lease liabilities	76.7	79.6
Other non-current liabilities	1.8	1.7
Total liabilities	1,004.4	1,002.4

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 10,000,000 total preferred shares authorized:
Series A convertible preferred stock, $0.0001 par value; 650,000 shares issued and outstanding with liquidation preference of $65.0 at March 31, 2023 and December 31, 2022	65.0	65.0
Series B perpetual preferred stock, $0.0001 par value; 67,597 shares issued and outstanding with liquidation preference of $67.6 at March 31, 2023 and December 31, 2022	67.6	67.6
Common stock, par value $0.0001 per share; 250,000,000 shares authorized, 45,186,400 and 45,028,041 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	—	—
Additional paid-in-capital	295.8	293.1
Accumulated deficit	(234.5)	(232.3)
Accumulated other comprehensive loss	(0.5)	(0.4)
Total stockholders’ equity	193.4	193.0
Total liabilities and stockholders’ equity	$1,197.8	$1,195.4

DASEKE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in millions)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities
Net income	$0.5	$13.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23.6	19.9
Amortization of intangible assets	1.5	1.7
Amortization of deferred financing fees	0.3	0.3
Non-cash operating lease expense	(0.1)	—
Change in fair value of warrant liability	—	(4.7)
Stock-based compensation expense	5.1	4.2
Deferred taxes	0.8	0.3
Bad debt expense (recovery)	(0.4)	0.1
Gain on disposition of property and equipment	(5.2)	(4.6)
Changes in operating assets and liabilities:
Accounts receivable	4.1	(26.4)
Drivers’ advances and other receivables	0.3	(4.7)
Other current assets	2.7	4.3
Accounts payable	4.4	5.4
Accrued expenses and other liabilities	(6.6)	20.4
Net cash provided by operating activities	31.0	29.2

Cash flows from investing activities
Purchases of property and equipment	(9.3)	(8.8)
Proceeds from sale of property and equipment	12.0	11.5
Cash paid for acquisitions, net of cash received	—	(19.3)
Net cash (used in) provided by investing activities	2.7	(16.6)

Cash flows from financing activities:
Advances on line of credit	402.4	422.1
Repayments on line of credit	(402.4)	(422.1)
Principal payments on long-term debt	(22.3)	(15.3)
Exercise of stock options, net	—	0.8
Exercise of warrants	—	9.4
Series A convertible preferred stock dividends	(1.2)	(1.2)
Series B perpetual preferred stock dividends	(2.3)	—
Net cash used in financing activities	(25.8)	(6.3)

Effect of exchange rates on cash and cash equivalents	—	(0.3)

Net increase in cash and cash equivalents	7.9	6.0
Cash and cash equivalents – beginning of period	153.4	147.5
Cash and cash equivalents – end of period	$161.3	$153.5

DASEKE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)

(Unaudited)

(Dollars in millions)

	Three Months Ended
	March 31,
	2023	2022
Supplemental disclosure of cash flow information
Cash paid for interest	$12.3	$7.1
Cash paid for income taxes	$0.1	$0.1

Noncash investing and financing activities
Property and equipment acquired with debt or finance lease obligations	$23.8	$7.3
Right-of-use assets acquired	$7.3	$8.1

Daseke, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2023	2022
Net cash provided by operating activities	$31.0	$29.2
Purchases of property and equipment	(9.3)	(8.8)
Proceeds from sale of property and equipment	12.0	11.5
Free Cash Flow	$33.7	$31.9

Daseke, Inc. and Subsidiaries
Consolidated Supplemental Information
(Unaudited)
(Dollars in millions, except rate per mile and revenue per tractor)

	Three Months Ended March 31,
	2023		2022		Change
	Amount	%	Amount	%	Absolute	Relative
REVENUE:
Company freight	$160.3	40.1%	$156.0	37.1%	$4.3	2.8%
Owner operator freight	112.2	28.1	129.8	30.8	(17.6)	(13.6)
Brokerage	60.6	15.2	78.2	18.6	(17.6)	(22.5)
Logistics	15.2	3.8	11.4	2.7	3.8	33.3
Fuel surcharge	51.5	12.8	45.6	10.8	5.9	12.9
Total revenue	$399.8	100.0%	$421.0	100.0%	$(21.2)	(5.0)%

OPERATING EXPENSES:
Salaries, wages and employee benefits	$105.2	26.3%	$97.5	23.2%	$7.7	7.9%
Fuel	35.6	8.9	35.1	8.3	0.5	1.4
Operations and maintenance	42.1	10.5	35.3	8.4	6.8	19.3
Purchased freight	144.4	36.1	171.6	40.8	(27.2)	(15.9)
Administrative	18.8	4.7	17.3	4.1	1.5	8.7
Taxes and licenses	3.8	1.0	3.6	0.9	0.2	5.6
Insurance and claims	16.7	4.2	23.4	5.6	(6.7)	(28.6)
Acquisition-related transaction expenses	0.4	0.1	1.4	0.3	(1.0)	(71.4)
Depreciation and amortization	25.1	6.3	21.6	5.1	3.5	16.2
Gain on disposition of revenue property and equipment	(5.2)	(1.2)	(4.6)	(1.1)	(0.6)	13.0
Restructuring charges	1.0	0.3	0.6	0.1	0.4	66.7
Total operating expenses	$387.9	97.0%	$402.8	95.7%	$(14.9)	(3.7)%

INCOME FROM OPERATIONS	$11.9	3.0%	$18.2	4.3%	$(6.3)	(34.6)%
ADJUSTED INCOME FROM OPERATIONS	$23.0	5.8%	$29.4	7.0%	$(6.4)	(21.8)%

Other expense (income):
Interest income	$(1.4)	(0.4)%	$(0.1)	—%	$(1.3)	1,300.0%
Interest expense	12.6	3.2	7.1	1.7	5.5	77.5
Change in fair value of warrant liability	—	—	(4.7)	(1.1)	4.7	(100.0)
Other	(0.2)	(0.1)	(0.5)	(0.1)	0.3	(60.0)
Total other expense	$11.0	2.8%	$1.8	0.4%	$9.2	511.1%

Income before income taxes	$0.9	0.2%	$16.4	3.9%	$(15.5)	(94.5)%
Income tax expense	0.4	0.1	3.4	0.8	(3.0)	(88.2)
Net income	$0.5	0.1	$13.0	3.1	$(12.5)	(96.2)

OPERATING STATISTICS:
Company miles	56.9		51.8		5.1	9.8%
Owner operator miles	40.3		44.8		(4.5)	(10.0)
Total miles (in millions)(1)	97.2		96.6		0.6	0.6%

Rate per mile(2)	$2.80		$2.96		$(0.16)	(5.4)%
Revenue per tractor(3)	$55,800		$61,900		$(6,100)	(9.9)
Operating ratio	97.0%		95.7%
Adjusted Operating Ratio	93.4%		92.2%

Company owned tractors, at quarter-end	2,907		2,518		389	15.4%
Owner operator tractors, at quarter-end	1,907		2,047		(140)	(6.8)
Number of trailers, at quarter-end	11,076		11,051		25	0.2%

Company owned tractors, average for the quarter	2,930		2,556		374	14.6%
Owner operator tractors, average for the quarter	1,956		2,060		(104)	(5.0)
Total tractors, average for the quarter	4,886		4,616		270	5.8%

(1) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.
(2) Rate per mile is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by total number of company and owner operator miles driven in the period.
(3) Revenue per tractor is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by the average number of tractors in the period, including owner operator tractors.

Daseke, Inc. and Subsidiaries
Supplemental Information: Specialized Solutions
(Unaudited)
(Dollars in millions, except rate per mile and revenue per tractor)

	Three Months Ended March 31,
	2023		2022		Change
	Amount	%	Amount	%	Absolute	Relative
REVENUE:
Company freight	$115.4	50.0%	$114.7	50.6%	$0.7	0.6%
Owner operator freight	38.3	16.6	42.1	18.6	(3.8)	(9.0)
Brokerage	37.2	16.1	37.1	16.4	0.1	0.3
Logistics	14.2	6.2	10.4	4.6	3.8	36.5
Fuel surcharge	25.6	11.1	22.3	9.8	3.3	14.8
Total revenue	$230.7	100.0%	$226.6	100.0%	$4.1	1.8%

OPERATING EXPENSES:
Salaries, wages and employee benefits	$70.6	30.6	$66.1	29.2%	$4.5	6.8%
Fuel	25.1	10.9	25.2	11.1	(0.1)	(0.4)
Operations and maintenance	30.1	13.0	24.8	10.9	5.3	21.4
Purchased freight	61.3	26.6	64.6	28.5	(3.3)	(5.1)
Depreciation and amortization	13.1	5.7	12.5	5.5	0.6	4.8
Restructuring charges	0.6	0.3	0.3	0.1	0.3	100.0
Other operating expenses	21.2	9.2	24.3	10.7	(3.1)	(12.8)
Total operating expenses	$222.0	96.2%	$217.8	96.1%	$4.2	1.9%
INCOME FROM OPERATIONS	$8.7	3.8%	$8.8	3.9%	$(0.1)	(1.1)%
ADJUSTED INCOME FROM OPERATIONS	$15.5	6.7%	$15.5	6.8%	$—	—%

OPERATING STATISTICS:
Company miles	37.8		36.0		1.8	5.0%
Owner operator miles	8.7		10.6		(1.9)	(17.9)
Total miles (in millions)(1)	46.5		46.6		(0.1)	(0.2)

Rate per mile(2)	$3.31		$3.36		$(0.05)	(1.5)%
Revenue per tractor(3)	$62,400		$68,600		$(6,200)	(9.0)
Operating ratio	96.2%		96.1%
Adjusted Operating Ratio	92.4%		92.4%

Company owned tractors, at quarter-end	2,002		1,795		207	11.5%
Owner operator tractors, at quarter-end	420		479		(59)	(12.3)
Number of trailers, at quarter-end	7,134		7,005		129	1.8

Company owned tractors, average for the quarter	2,029		1,801		228	12.7%
Owner operator tractors, average for the quarter	434		485		(51)	(10.5)
Total tractors, average for the quarter	2,463		2,286		177	7.7

(1) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.
(2) Rate per mile is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by total number of company and owner operator miles driven in the period.
(3) Revenue per tractor is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by the average number of tractors in the period, including owner operator tractors.

Daseke, Inc. and Subsidiaries
Supplemental Information: Flatbed Solutions
(Unaudited)
(Dollars in millions, except rate per mile and revenue per tractor)

	Three Months Ended March 31,
	2023		2022		Change
	Amount	%	Amount	%	Absolute	Relative
REVENUE:
Company freight	$44.9	26.6%	$41.3	21.2%	$3.6	8.7%
Owner operator freight	73.9	43.7	87.7	45.1	(13.8)	(15.7)
Brokerage	23.4	13.8	41.1	21.1	(17.7)	(43.1)
Logistics	1.0	0.6	1.0	0.5	—	—
Fuel surcharge	25.9	15.3	23.3	12.1	2.6	11.2
Total revenue	$169.1	100.0%	$194.4	100.0%	$(25.3)	(13.0)%

OPERATING EXPENSES:
Salaries, wages and employee benefits	$34.6	20.5%	$31.4	16.2%	$3.2	10.2%
Fuel	10.5	6.2	9.9	5.1	0.6	6.1
Operations and maintenance	12.0	7.1	10.5	5.4	1.5	14.3
Purchased freight	83.1	49.1	107.0	55.0	(23.9)	(22.3)
Depreciation and amortization	12.0	7.1	9.1	4.7	2.9	31.9
Restructuring charges	0.4	0.2	0.3	0.2	0.1	33.3
Other operating expenses	13.3	7.9	16.8	8.6	(3.5)	(20.8)
Total operating expenses	$165.9	98.1%	$185.0	95.2%	$(19.1)	(10.3)%
INCOME FROM OPERATIONS	$3.2	1.9%	$9.4	4.8%	$(6.2)	(66.0)%
ADJUSTED INCOME FROM OPERATIONS	$7.5	4.4%	$13.9	7.2%	$(6.4)	(46.0)%

OPERATING STATISTICS:
Company miles	19.1		15.8		3.3	20.9%
Owner operator miles	31.6		34.2		(2.6)	(7.6)
Total miles (in millions)(1)	50.7		50.0		0.7	1.4

Rate per mile(2)	$2.34		$2.58		$(0.24)	(9.3)%
Revenue per tractor(3)	$49,000		$55,400		$(6,400)	(11.6)
Operating ratio	98.1%		95.2%
Adjusted Operating Ratio	94.8%		91.9%

Company owned tractors, at quarter-end	905		723		182	25.2%
Owner operator tractors, at quarter-end	1,487		1,568		(81)	(5.2)
Number of trailers, at quarter-end	3,942		4,046		(104)	(2.6)

Company owned tractors, average for the quarter	901		755		146	19.3%
Owner operator tractors, average for the quarter	1,522		1,575		(53)	(3.4)
Total tractors, average for the quarter	2,423		2,330		93	4.0

(1) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.
(2) Rate per mile is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by total number of company and owner operator miles driven in the period.
(3) Revenue per tractor is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by the average number of tractors in the period, including owner operator tractors.

Daseke, Inc. and Subsidiaries
Reconciliation of Revenue to Net Revenue
Reconciliation of Operating Ratio to Adjusted Operating Ratio
Reconciliation of Income from Operations to Adjusted Income from Operations
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2023	2022	2023	2022	2023	2022
	Consolidated		Flatbed Solutions		Specialized Solutions
Revenue	$399.8	$421.0	$169.1	$194.4	$230.7	$226.6
Less: Fuel surcharge revenue	(51.5)	(45.6)	(25.9)	(23.3)	(25.6)	(22.3)
Net Revenue	$348.3	$375.4	$143.2	$171.1	$205.1	$204.3

Revenue	$399.8	$421.0	$169.1	$194.4	$230.7	$226.6
Operating expenses	387.9	402.8	165.9	185.0	222.0	217.8
Income from Operations	$11.9	$18.2	$3.2	$9.4	$8.7	$8.8
Operating ratio	97.0%	95.7%	98.1%	95.2%	96.2%	96.1%

Stock based compensation	5.1	4.2	2.0	1.9	3.1	2.3
Acquisition-related transaction expenses	0.4	1.4	0.1	0.6	0.3	0.8
Restructuring charges	1.0	0.6	0.4	0.3	0.6	0.3
Business transformation	2.9	2.3	1.2	1.0	1.7	1.3
Severance	0.1	—	—	—	0.1	—
Amortization of intangible assets	1.5	1.7	0.6	0.7	0.9	1.0
Aveda operating expenses, net	0.1	1.0	—	—	0.1	1.0
Adjusted operating expenses	376.8	391.6	161.6	180.5	215.2	211.1
Adjusted Income from Operations	$23.0	$29.4	$7.5	$13.9	$15.5	$15.5

Net Revenue	$348.3	$375.4	$143.2	$171.1	$205.1	$204.3
Adjusted operating expenses	376.8	391.6	161.6	180.5	215.2	211.1
Less: Fuel surcharge revenue	(51.5)	(45.6)	(25.9)	(23.3)	(25.6)	(22.3)
Adjusted operating expenses, net of fuel surcharge	$325.3	$346.0	$135.7	$157.2	$189.6	$188.8
Adjusted Operating Ratio	93.4%	92.2%	94.8%	91.9%	92.4%	92.4%

Daseke, Inc. and Subsidiaries
Reconciliation of Operating Ratio to Adjusted Operating Ratio
Reconciliation of Income from Operations to Adjusted Income from Operations
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31, 2022
	Flatbed Solutions	Specialized Solutions	Consolidated
Revenue	$165.3	$242.9	$408.2
Less: Fuel surcharge revenue	(27.9)	(29.8)	(57.7)
Net Revenue	$137.4	$213.1	$350.5

Revenue	$165.3	$242.9	$408.2
Operating expenses	162.6	230.4	393.0
Income from Operations	$2.7	$12.5	$15.2
Operating ratio	98.4%	94.9%	96.3%

Stock based compensation	1.1	1.6	2.7
Impairment	—	1.6	1.6
Acquisition-related transaction expenses	0.1	—	0.1
Restructuring charges	0.1	0.3	0.4
Business transformation	1.7	2.6	4.3
Severance	0.3	0.2	0.5
Amortization of intangible assets	0.7	1.0	1.7
Aveda operating expenses, net	—	0.1	0.1
Adjusted operating expenses	158.6	223.0	381.6
Adjusted Income from Operations	$6.7	$19.9	$26.6

Net Revenue	$137.4	$213.1	$350.5
Adjusted operating expenses	158.6	223.0	381.6
Less: Fuel surcharge revenue	(27.9)	(29.8)	(57.7)
Adjusted operating expenses, net of fuel surcharge	$130.7	$193.2	$323.9
Adjusted Operating Ratio	95.1%	90.7%	92.4%

Daseke, Inc. and Subsidiaries
Reconciliation of Operating Ratio to Adjusted Operating Ratio
Reconciliation of Income from Operations to Adjusted Income from Operations
(Unaudited)
(Dollars in millions)

	Year Ended December 31, 2022
	Flatbed Solutions	Specialized Solutions	Consolidated
Revenue	$769.0	$1,004.3	$1,773.3
Less: Fuel surcharge revenue	(116.0)	(122.1)	(238.1)
Net Revenue	$653.0	$882.2	$1,535.2

Revenue	$769.0	$1,004.3	$1,773.3
Operating expenses	729.9	945.0	1,674.9
Income from Operations	$39.1	$59.3	$98.4
Operating ratio	94.9%	94.1%	94.5%

Stock based compensation	4.9	6.6	11.5
Impairment	—	9.4	9.4
Acquisition-related transaction expenses	1.6	2.2	3.8
Restructuring charges	1.0	1.4	2.4
Business transformation	4.5	6.1	10.6
Severance	2.1	2.6	4.7
Amortization of intangible assets	3.0	3.9	6.9
Aveda operating expenses, net	—	1.1	1.1
Adjusted operating expenses	712.8	911.7	1,624.5
Adjusted Income from Operations	$56.2	$92.6	$148.8

Net Revenue	$653.0	$882.2	$1,535.2
Adjusted operating expenses	712.8	911.7	1,624.5
Less: Fuel surcharge revenue	(116.0)	(122.1)	(238.1)
Adjusted operating expenses, net of fuel surcharge	$596.8	$789.6	$1,386.4
Adjusted Operating Ratio	91.4%	89.5%	90.3%

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA by Segment
Reconciliation of Net Income (Loss) Margin to Adjusted EBITDA Margin by Segment
(Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31, 2023
	Flatbed Solutions	Specialized Solutions	Consolidated
Net income (loss)	$(1.6)	$2.1	$0.5
Depreciation and amortization	12.0	13.1	25.1
Interest income	(0.6)	(0.8)	(1.4)
Interest expense	5.3	7.3	12.6
Income tax expense	0.1	0.3	0.4
Stock based compensation	2.0	3.1	5.1
Restructuring charges	0.4	0.6	1.0
Acquisition-related transaction expenses	0.1	0.3	0.4
Business transformation	1.2	1.7	2.9
Severance	—	0.1	0.1
Aveda expenses, net	—	0.1	0.1
Adjusted EBITDA	$18.9	$27.9	$46.8
Total revenue	169.1	230.7	399.8
Net revenue	143.2	205.1	348.3
Net income (loss) margin	(0.9)%	0.9%	0.1%
Adjusted EBITDA margin	13.2%	13.6%	13.4%

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA by Segment
Reconciliation of Net Income Margin to Adjusted EBITDA Margin by Segment
(Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31, 2022
	Flatbed Solutions	Specialized Solutions	Consolidated
Net income	$6.8	$6.2	$13.0
Depreciation and amortization	9.1	12.5	21.6
Interest income	(0.1)	—	(0.1)
Interest expense	3.1	4.0	7.1
Income tax expense	1.7	1.7	3.4
Stock based compensation	1.9	2.3	4.2
Restructuring charges	0.3	0.3	0.6
Acquisition-related transaction expenses	0.6	0.8	1.4
Business transformation	1.0	1.3	2.3
Change in fair value of warrant liability	(2.1)	(2.6)	(4.7)
Aveda expenses, net	—	0.8	0.8
Adjusted EBITDA	$22.3	$27.3	$49.6
Total revenue	194.4	226.6	421.0
Net revenue	171.1	204.3	375.4
Net income margin	3.5%	2.7%	3.1%
Adjusted EBITDA margin	13.0%	13.4%	13.2%

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA by Segment
Reconciliation of Net Income (Loss) Margin to Adjusted EBITDA Margin by Segment
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31, 2022
	Flatbed Solutions	Specialized Solutions	Consolidated
Net income	$1.6	$5.3	$6.9
Depreciation and amortization	11.2	13.4	24.6
Interest income	(0.7)	(0.6)	(1.3)
Interest expense	4.8	6.8	11.6
Income tax expense (benefit)	(3.0)	1.6	(1.4)
Stock based compensation	1.1	1.6	2.7
Impairment	—	1.6	1.6
Restructuring charges	0.1	0.3	0.4
Acquisition-related transaction expenses	0.1	—	0.1
Business transformation	1.7	2.6	4.3
Severance	0.3	0.2	0.5
Aveda (income) expenses, net	—	(0.4)	(0.4)
Adjusted EBITDA	$17.2	$32.4	$49.6
Total revenue	165.3	242.9	408.2
Net revenue	137.4	213.1	350.5
Net income margin	1.0%	2.2%	1.7%
Adjusted EBITDA margin	12.5%	15.2%	14.2%

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA by Segment
Reconciliation of Net Income (Loss) Margin to Adjusted EBITDA Margin by Segment
(Unaudited)
(Dollars in millions)

	Year Ended December 31, 2022
	Flatbed Solutions	Specialized Solutions	Consolidated
Net income	$21.7	$28.5	$50.2
Depreciation and amortization	40.4	52.4	92.8
Interest income	(1.1)	(1.7)	(2.8)
Interest expense	15.1	20.3	35.4
Income tax expense	5.6	14.0	19.6
Stock based compensation	4.9	6.6	11.5
Impairment	—	9.4	9.4
Restructuring charges	1.0	1.4	2.4
Acquisition-related transaction expenses	1.6	2.2	3.8
Business transformation	4.5	6.1	10.6
Severance	2.1	2.6	4.7
Change in fair value of warrant liability	(2.1)	(2.6)	(4.7)
Aveda (income) expenses, net	—	2.0	2.0
Adjusted EBITDA	$93.7	$141.2	$234.9
Total revenue	769.0	1,004.3	1,773.3
Net revenue	653.0	882.2	1,535.2
Net income margin	2.8%	2.8%	2.8%
Adjusted EBITDA margin	14.3%	16.0%	15.3%

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted Net Income
Reconciliation of EPS to Adjusted EPS
(Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended March 31,
	2023	2022
Net income	$0.5	$13.0
Adjusted for:
Income tax expense	0.4	3.4
Income before income taxes	0.9	16.4
Add:
Stock based compensation	5.1	4.2
Restructuring charges	1.0	0.6
Business transformation	2.9	2.3
Severance	0.1	—
Acquisition-related transaction expenses	0.4	1.4
Amortization of intangible assets	1.5	1.7
Change in fair value of warrant liability	—	(4.7)
Aveda expenses, net	0.1	0.8
Adjusted income before income taxes	12.0	22.7
Income tax expense at adjusted effective rate	(3.7)	(5.6)
Adjusted Net Income	$8.3	$17.1

Net income	$0.5	$13.0
Less Series A preferred dividends	(1.2)	(1.2)
Less Series B preferred dividends	(1.5)	—
Net income attributable to common stockholders	(2.2)	11.8
Allocation of earnings to non-vested participating restricted stock units	—	(0.1)
Numerator for basic EPS - net income available to common stockholders - two class method	$(2.2)	$11.7
Effect of dilutive securities:
Add back Series A preferred dividends	$—	$—
Add back allocation earnings to participating securities	—	0.1
Reallocation of earnings to participating securities considering potentially dilutive securities	—	(0.1)
Numerator for diluted EPS - net income available to common stockholders - two class method	$(2.2)	$11.7

Daseke, Inc. and Subsidiaries
Reconciliation of EPS to Adjusted EPS (continued)
(Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended March 31,
	2023	2022
Adjusted Net Income	$8.3	$17.1
Less Series A preferred dividends	(1.2)	(1.2)
Less Series B preferred dividends	(1.5)	—
Allocation of earnings to non-vested participating restricted stock units	—	(0.2)
Numerator for basic EPS - adjusted net income available to common stockholders - two class method	$5.6	$15.7
Effect of dilutive securities:
Add back Series A preferred dividends	$—	$1.2
Add back allocation earnings to participating securities	—	0.2
Reallocation of earnings to participating securities considering potentially dilutive securities	—	(0.2)
Numerator for diluted EPS - adjusted net income available to common stockholders - two class method	$5.6	$16.9

Basic EPS
EPS	$(0.05)	$0.19
Adjusted EPS	$0.12	$0.25
Diluted EPS
EPS	$(0.05)	$0.18
Adjusted EPS	$0.12	$0.24
Weighted-average common shares outstanding:
Basic	45,143,654	62,891,317
Basic - adjusted	45,143,654	62,891,317
Diluted	45,143,654	65,433,575
Diluted - adjusted	47,722,758	71,085,748

Daseke, Inc. and Subsidiaries
Reconciliation of Pro forma Net Income to Pro forma Adjusted Net Income
Reconciliation of Pro forma EPS to Pro forma Adjusted EPS
(Unaudited)
(Dollars in millions, except per share data)

Three Months Ended
March 31, 2023
Pro forma Net income	$1.1
Adjusted for:
Pro forma Income tax expense	0.9
Pro forma Income before income taxes	2.0
Add:
Stock based compensation	5.1
Restructuring charges	1.0
Business transformation	2.9
Severance	0.1
Acquisition-related transaction expenses	0.4
Amortization of intangible assets	1.5
Aveda expenses, net	0.1
Pro forma Adjusted Income before income taxes	13.1
Pro forma income tax expense at adjusted effective rate	(4.0)
Pro forma Adjusted Net Income	$9.1

Pro forma net income	$1.1
Less Series A preferred dividends	(1.2)
Less Series B preferred dividends	(0.8)
Pro forma net income attributable to common stockholders	(0.9)
Allocation of earnings to non-vested participating restricted stock units	—
Numerator for basic EPS - net income available to common stockholders - two class method (Pro forma)	$(0.9)
Effect of dilutive securities:
Add back Series A preferred dividends	$—
Add back allocation earnings to participating securities	—
Reallocation of earnings to participating securities considering potentially dilutive securities	—
Numerator for diluted EPS - net income available to common stockholders - two class method (Pro forma)	$(0.9)

Daseke, Inc. and Subsidiaries
Reconciliation of Pro forma EPS to Pro forma Adjusted EPS (continued)
(Unaudited)
(Dollars in millions, except per share data)

Three Months Ended
March 31, 2023
Pro forma Adjusted Net Income	$9.1
Less Series A preferred dividends	(1.2)
Less Series B preferred dividends	(0.8)
Allocation of earnings to non-vested participating restricted stock units	—
Numerator for basic EPS - adjusted net income available to common stockholders - two class method (Pro forma)	$7.1
Effect of dilutive securities:
Add back Series A preferred dividends	$—
Add back allocation earnings to participating securities	—
Reallocation of earnings to participating securities considering potentially dilutive securities	—
Numerator for diluted EPS - adjusted net income available to common stockholders - two class method (Pro forma)	$7.1

Basic EPS - Pro forma
Pro forma EPS	$(0.02)
Pro forma Adjusted EPS	$0.16
Diluted EPS - Pro forma
Pro forma EPS	$(0.02)
Pro forma Adjusted EPS	$0.15
Weighted-average common shares outstanding (Pro forma):
Basic	45,143,654
Basic - adjusted	45,143,654
Diluted	45,143,654
Diluted - adjusted	47,722,758